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                                                                     EXHIBIT 2.9

                   ACER ACCESSION TO COMPANY LOCK-UP AGREEMENT

      Accession to Company Lock-up Agreement, dated as of August 30, 2004 (the "Accession Agreement"), to the Company Lock-up Agreement, dated as of January 30, 2004 and attached to this Acer Accession Agreement (the "Company Lock-up Agreement"), by and among Linktone Ltd., a Cayman Islands company (the "Company"), and IP Fund One, L.P. (the "Party").

      The Party, in consideration of and as a condition to receiving a distribution of ordinary shares of the Company from Intrinsic Technology (Holdings) Ltd. ("Intrinsic Technology"), and in accordance with the resolutions of the shareholders of Intrinsic Technology at an extraordinary general meeting held on July 2, 2004, hereby:

      (a) confirms and agrees to be a party to and to be bound by the Company Lock-up Agreement as the same may be amended in accordance with its terms from time to time as a "Founder and 10% Shareholder" (as such term is defined in the Company Lock-up Agreement), with effect from the Party's first receipt of a distribution of ordinary shares of the Company from Intrinsic Technology,

      (b) acknowledges and agrees with the Company that the references to "2,500,000" in Section 1(b) of the Company Lock-up Agreement are hereby revised to "ONE THIRD OF THE NUMBER OF ORDINARY SHARES OF THE COMPANY HELD BY THE PARTY PRIOR TO MARCH 1, 2004 PLUS 10% OF THE 883,240 ORDINARY SHARES WHICH THE PARTY IS ENTITLED TO RECEIVE FROM INTRINSIC TECHNOLOGY IN CONNECTION WITH ITS LIQUIDATION"; AND

      (c) ACKNOWLEDGES AND AGREES WITH THE COMPANY THAT THE REFERENCE TO IP FUND ONE, L.P., IN THE DEFINITION OF "DIRECTOR/OBSERVER SHAREHOLDERS" SHALL BE DELETED IN ITS ENTIRETY.

      In addition, each Party hereby represents and warrants to the Company the following:

      (1) This Accession Agreement has been duly executed and delivered by such Party, and constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its respective terms, except as enforcement thereof (whether in proceedings at law or in equity) may be limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally; and

      (2) None of the execution and delivery by such Party of this Accession Agreement, the performance of its obligations hereunder and under the Company Lock-up Agreement, and the compliance by such Party with the terms and provisions hereof and thereof results in or constitutes or will result in or constitute (with or without due notice or lapse of time or both): (i) a violation of any statute, rule, regulation, order, writ, judgment, injunction, determination, award or decree of any court, public body or

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authority or any other contractual or other provision or restriction of any kind or character by which such Party or any of its properties or assets may be bound or to which they may be subject; or (ii) an event requiring such Party to give notice, complete any registration, deregistration, filing or application or seek any consent, approval, authorization, order license, qualification, permit or waiver.

      This Accession Agreement shall be governed and construed in all respects by the laws of the State of New York without reference to conflicts of laws principles thereof.

      IN WITNESS WHEREOF, the Parties have executed this Accession Agreement as of the day and year first above written.

                                           IP FUND ONE, L.P.

                                           By: /s/ York Chen
                                               ------------------
                                           Name: York Chen
                                           Title: Director

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